Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Pharma Inc. Announces Management Addition Flemington, NJ, September 28, 2005 – NovaDel Pharma Inc. (AMEX: NVD) today announced that it has appointed Dr. Jan H. Egberts to the position of Chief Operating Officer effective September 26, 2005, reporting to the Chairman of the Board, Mr. Robert G. Savage. Dr. Egberts will succeed Dr. Gary Shangold as President and Chief Executive Officer of NovaDel, effective as of December 23, 2005.

“Dr. Egberts is joining NovaDel at a critical time, as we make the transition from a development stage pharmaceutical company to a fully integrated marketer of our own products” said Mr. Savage. “Jan’s strong record of accomplishment in the pharmaceutical industry, particularly in regards to developing and managing large commercial markets, as well as licensing and acquisitions, will be of great value to NovaDel as we prepare to enter this next phase of our development.”

Dr. Egberts joins NovaDel from Dynogen Pharmaceuticals, a specialty pharmaceutical company, where he was the Chief Operating Officer. Prior to Dynogen, Dr. Egberts held executive level positions at Mölnlycke Health Care, AB, Johnson & Johnson, Merck & Co., Inc., and McKinsey & Co. At Mölnlycke, Dr. Egberts served as president of the Barrier® Division, leading its buyout from Johnson & Johnson and the subsequent merger with Mölnlycke Health Care. Mölnlycke was recently divested to a leading competitor. At Merck, he was responsible for the marketing launch of Fosamax®. Dr. Egberts received his M.D. from Erasmus University Medical School in the Netherlands, and pursued his clinical training at Harvard Medical School. He also holds an MBA degree from Stanford University.

“I am enthusiastic about joining NovaDel and working with our very strong management team and Board of Directors to shape the Company’s future”, said Dr. Egberts. “I am impressed by the progress that the Company has made in developing its technology, as exemplified by the recent approvable letter that the Company received from the FDA for its NitroMist™ nitroglycerin lingual spray. In addition, we are targeting a number of market-leading products where we can leverage our core technology, and all of these products are expected to enter pivotal clinical trials. We intend to aggressively pursue growth opportunities through direct marketing, licensing and other strategic relationships, which we expect will transform the company into a market leader in specialty pharmaceuticals.”

Dr. Shangold has served as Chief Executive Officer of NovaDel since December 2002, and has also been a member of the Board of Directors since that time. The Company expects that Dr. Shangold will continue to serve as a Director until NovaDel’s next annual shareholder meeting.

As an inducement to join NovaDel, Dr. Egberts was granted 1,622,700 non-qualified non-plan options to purchase the Company’s common stock on September 26, 2005, which will vest in three equal installments on September 26, 2006, September 26, 2007 and September 26, 2008, and will expire on September 25, 2010. Such options may also vest upon the occurrence of certain events, as provided in the option grant agreement. The exercise price of the options is $1.70 per share.

NitroMist™ is a pending trademark of Par Pharmaceutical Companies, Inc.

Fosamax® is a registered trademark of Merck & Company.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of proprietary novel drug delivery systems for prescription and over-the-counter drugs. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and by reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com <http://www.novadel.com/> .

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:

NovaDel Pharma Inc. Contact:	Investor Contact:
Investor Contact	Christie Mazurek/John Nesbett
Michael Spicer	The Investor Relations Group
Chief Financial Officer	(212) 825-3210
(908) 782-3431 ext. 2550